EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is entered into this 20th day of February, 1996 (the "Effective Date"), and amended on this 29th day of March, 1996, by and among Abigail Adams National Bancorp, Inc., a Delaware corporation (the
"Company"), The Adams National Bank, a national banking association (the "Bank"), and Barbara Davis Blum (the "Executive").

                                    RECITALS:

     WHEREAS, the Executive has served as President and Chief Executive Officer of the Company and the Bank since 1985 and 1983, respectively, and as Chairwoman of the Company and the Bank since 1986;

     WHEREAS, the Board of Directors of the Company (the "Company Board") and the Board of Directors of the Bank (the "Bank Board") have determined that the future services of the Executive as Chairwoman, President and Chief Executive Officer will be of value to the Company and the Bank (and that the past services of Executive have been valuable to the Company and the Bank) and, accordingly, the Company Board and the Bank Board wish to have the Executive's services available for the term specified herein and to provide certain benefits to the Executive in recognition of her past service and as an incentive for her future service to the Company and the Bank;

     WHEREAS, the parties desire by this writing to set forth the continuing employment relationship of the Company, the Bank and the Executive;

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, it is AGREED as follows:

     1. EMPLOYMENT. The Executive shall be employed as the Chairwoman, President and Chief Executive Officer of the Company and the Bank with responsibility for the overall management and operations of the Company and the Bank. The Executive shall render such administrative and management services to the Company and the Bank as are currently being rendered and as are customarily performed by persons situated in a similar executive capacity. The Executive's other duties shall be such as the Company Board or the Bank Board may from time to time reasonably direct. The Company agrees that, as long as Executive is employed by the Company and the Bank, to nominate the Executive to successive terms as a member of the Company Board, and to use its best efforts to elect and re-elect the Executive as a member of the Company Board; and, as sole shareholder of the Bank, to elect and re-elect Executive as a member of the Bank Board.

     2. BASE COMPENSATION. The Executive shall receive a base salary at the rate of $194,413 per annum, payable in cash in accordance with the Bank's normal payroll practices. The Company Board and the Bank Board shall review, not less often than annually, the rate of the Executive's salary, and in its sole discretion may decide to increase her base salary.

     3. DISCRETIONARY BONUSES. The Executive shall be eligible to receive annual or other bonuses at the sole discretion of the Company Board and the Bank Board. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive's eligibility for such discretionary bonuses.

     4. (a) PARTICIPATION IN RETIREMENT, MEDICAL AND OTHER PLANS . The Executive shall participate in any plan that the Bank maintains for the benefit of its employees relating to (i) pension, profit- sharing or other retirement benefits,
(ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

     (b) EXECUTIVE BENEFITS: EXPENSES. The Executive shall be entitled to the continuation of her current fringe benefits and to participate in any fringe benefits which are or may become available to the Bank's senior management executives and directors, including any stock option or incentive compensation plans and any other benefits which are commensurate with the responsibilities and functions to be performed by the Executive under this Agreement. The Executive shall be reimbursed for all reasonable out-of-pocket business expenses which she shall incur in connection with her services under this Agreement upon substantiation of such expenses in accordance with the policies of the Bank.

     5. STOCK OPTIONS. Subject to the terms of a stock option agreement between the Company and the Executive being executed simultaneously herewith (the "Stock Option Agreement"), the Company grants to the Executive a non-qualified stock option (the "Option") to purchase 25,000 shares of the Company's common stock. The Option shall be immediately exercisable for a period of 10 years from the date of grant at an exercise price equal to 85% of the fair market value of the Company's common stock on the date of grant. The Executive shall also be eligible to receive additional grants of stock options in the future at the sole discretion of the Company Board and the Bank Board.

     6. TERM. The Company and the Bank hereby employ the Executive, and the Executive hereby accepts such employment under this Agreement, for the period commencing on the Effective Date and ending 24 months thereafter (or such earlier date as is determined in accordance with Section 8). This Agreement shall automatically be extended for an additional two-year period beyond the then effective expiration date unless, six months prior to such expiration date, the Company Board and the Bank Board determine in a duly adopted resolution that the Agreement should not be extended and so notifies the Executive.

     7. NONCOMPETITION. During the term of this Agreement and for a period of one year following the Executive's voluntary termination of employment, unless otherwise authorized by the Company Board and the Bank Board, the Executive shall not, directly or indirectly, engage within the Washington, D.C. or Baltimore, Maryland metropolitan areas, either alone or in conjunction with any person, in the banking business except on behalf of the Company and the Bank. In addition, during such period, the Executive shall not solicit the customers or employees of the Company or the Bank on behalf of any other person, partnership, entity, association or corporation, solicit or seek to hire any employee of the Company or the Bank or in any manner attempt directly or indirectly to influence, induce or encourage any such employee to leave the employment of the Company or the Bank. During said period, the Executive will not take any action intended or which may reasonably be expected, directly or indirectly, to impair the goodwill or business reputation or good name of the Company or the Bank or to be otherwise detrimental to the interests of the Company or the Bank, including any action intended or which may reasonably be expected, directly or indirectly, to benefit a competitor of the Company or the Bank.

     The Executive agrees that the restrictions set forth above are reasonable. If, however, the scope of any such restriction is deemed to be too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     8.  TERMINATION  AND  TERMINATION PAY.  Subject to Section 10 hereof,  the
Executive's   employment   hereunder  may  be  terminated  under  the  following
circumstances:

     (a) DEATH. The Executive's employment under this Agreement shall terminate upon her death during the term of this Agreement, in which event the Executive's estate shall be entitled to receive a death benefit in the amount of two times the Executive's base salary in effect at the time of death, and the unvested portion of any stock options previously granted to the Executive shall be accelerated.

     (b) DISABILITY. The Bank may terminate the Executive's employment after having established the Executive's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs the Executive's ability to substantially perform her duties under this Agreement and which results in the Executive becoming eligible for long-term disability benefits under the Bank's long-term disability plan (or, if the Bank has no such plan in effect, which impairs the Executive's ability to substantially perform her duties under this Agreement for a period of 180 consecutive days). The Executive shall be entitled to the base salary and fringe benefits provided for under this Agreement or otherwise for a period of two years after the establishment of the Executive's Disability. In addition, upon the Executive's Disability, the unvested portion of any stock options previously granted to the Executive shall be accelerated.

     (c) JUST CAUSE. The Company Board and the Bank Board may, by written notice to the Executive, immediately terminate her employment at any time, for Just Cause. The Executive shall have no right to receive compensation or other benefits, except as provided below, for any period after termination for Just Cause. All unvested stock options held by the Executive at the time of termination for Just Cause shall immediately vest and shall not expire until the earlier of the expiration stated in the Non-Qualified Stock Option Agreement or the second anniversary following the termination of the Executive's employment with the Company and the Bank. Termination for "Just Cause" shall mean termination because of, in the good faith determination of the Company Board and the Bank Board, the Executive's personal dishonesty, breach of fiduciary duty involving personal profit, willful failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. No act, or failure to act, on the Executive's part shall be considered "willful" unless she has acted, or failed to act, with an absence of good faith and without a reasonable belief that her action or failure to act was in the best interest of the Company or the Bank. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company Board and the Bank Board at a meeting of such Boards called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before such Boards), finding that in the good faith opinion of such Boards the Executive was guilty of conduct constituting Just Cause and specifying the particulars thereof in detail.

     (d) WITHOUT JUST CAUSE. Subject to Section 10 hereof, the Company Board and the Bank Board may, by written notice to the Executive, immediately terminate her employment at any time for a reason other than Just Cause, in which event the Company and the Bank shall pay and/or grant the Executive the following compensation and benefits: (i) a cash payment equal to two times the base salary of the Executive at the time of the termination without Just Cause; (ii) the acceleration of any unvested stock options previously granted to the Executive; and (iii) the fringe benefits provided for under this Agreement or otherwise for a period of two years following such termination. At the Executive's option, she may elect to receive the cash payment provided for herein in installments. Termination without Just Cause shall include a decision of the Company Board and the Bank Board not to renew this Agreement pursuant to Section 6 hereof and the occurrence of any of the events enumerated in Section 10(b) hereof.

     (e) VOLUNTARY TERMINATION BY EXECUTIVE. Subject to Section 10 hereof, the Executive may voluntarily terminate employment with the Company and the Bank during the term of this Agreement, upon at least 60 days' prior written notice to the Company Board and the Bank Board, in which case the Executive shall receive a cash payment equal to one year's base salary at the time of such termination and be entitled to continue to receive the fringe benefits provided for under this Agreement or otherwise for a period of one year following such termination.

     (f) ACTION BY SUPERVISORY AUTHORITY. This Agreement shall terminate immediately without further liability or obligation of the Company or the Bank to the Executive (i) if the Bank is closed or taken over by the Office of the Comptroller of the Currency or other supervisory authority, including the Federal Deposit Insurance Corporation; or (ii) if any such supervisory authority should exercise its cease and desist powers to remove the Executive from office.

     9. NO MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

     10. CHANGE IN CONTROL.

     (a) (i) Notwithstanding any provision herein to the contrary, if the Executive's employment under this Agreement is terminated by the Company or the Bank, without the Executive's prior written consent and for a reason other than Just Cause, in connection with or within 12 months after any Change in Control (as defined herein) of the Company or the Bank, the Company and the Bank shall pay and/or grant the Executive the following compensation and benefits: (i) a cash payment equal to two times her base salary at the time of such termination;
(ii) the fringe benefits provided for under this Agreement or otherwise for a period of two years following such termination; and (iii) the acceleration of any unvested stock options previously granted to the Executive. At Executive's option, she may elect to receive the cash payment provided for herein in installments.

     (ii) This Section 10 shall be interpreted and administered so that Executive shall receive no compensation or other benefits subject to the excise tax imposed by Section 4999 of the Code taking into account this Agreement and all other plans, agreements or arrangements involving the Executive, the Company or the Bank. The determination by the Bank Board that any compensation or other benefits would cause the excise tax imposed by section 4999 to apply shall be final and conclusive. In the event the Bank Board determines that compensation or other benefits under this Agreement or any such plans, agreements or arrangements must be reduced in order to avoid imposition of the excise tax, the Bank Board shall decide which benefits will be reduced and by how much, provided, however, that the Bank Board shall offer the Executive an opportunity to consult with the Bank Board about said decision prior to making the decision.

     (iii) The term "Change in Control" as used herein shall mean any of the following events:

               (A) when the Company or the Bank acquires  actual  knowledge that any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than an employee benefit plan established or maintained by the Company or the Bank, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, or record owner of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

               (B) upon the first purchase of the Company's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company or an employee benefit plan established or maintained by the Company or the Bank);

               (C) upon the approval by the Company's stockholders of (1) a merger or consolidation of the Company with or into another corporation (other than a merger or consolidation the definitive agreement for which provides that at least two-thirds of the directors of the surviving or resulting corporation immediately after the transaction are Continuing Directors (as defined herein)), (2) a sale or disposition of all or substantially all of the Company's assets or (3) a plan of liquidation or dissolution of the Company;

               (D) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of either the Company or the Bank (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof;

               (E) upon a sale of (1) common stock of the Bank if after such sale any person (as defined above), other than the Company or an employee benefit plan established or maintained by the Company or the Bank, owns a majority of the Bank's common stock or (2) all or substantially all of the Bank's assets; or

               (F)  any  other   agreement,   happening   or  device  which  has
          substantially the same effect on control of the Company or the Bank as any of the foregoing.

     (b) Notwithstanding any other provision of this Agreement to the contrary, the Executive may voluntarily terminate her employment under this Agreement within 12 months following a Change in Control of the Company or the Bank, and the Executive shall thereupon be entitled to receive the payment described in
Section 10(a) of this Agreement, upon the occurrence of any of the following events, or within 90 days thereafter, which have not been consented to in advance by the Executive in writing: (i) the requirement that the Executive move her personal residence, or perform her principal executive functions, more than 35 miles from her primary office as of the date of the Change in Control; (ii) a material reduction in the Executive's base salary as in effect on the date of the Change in Control or as the same may be increased from time to time; (iii) the failure by the Bank to continue to provide the Executive with compensation and benefits provided for under this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to her under any of the Executive benefit plans in which the Executive now or hereafter becomes a participant, or the taking of any action by the Company or the Bank which would directly or indirectly reduce any of such benefits in a material way or deprive the Executive of any material fringe benefit enjoyed by her at the time of the Change in Control, provided that such reduction is not part of a Bank-wide reduction which affects all employees or all similarly situated employees; (iv) the assignment to the Executive of duties and responsibilities materially different from those normally associated with her position as referenced in Section 1 hereof; (v) a failure to elect or re-elect the Executive to the Board of Directors of the Company or the Bank (and as its Chairwoman), if the Executive is serving on such Board on the date of the Change in Control; or (vi) a material diminution or reduction in the Executive's responsibilities or authority (including reporting responsibilities) in connection with her employment with the Bank.

     (c) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C.
Section 1828(k) and any regulations promulgated thereunder.

     (d) In the event that any dispute arises between the Executive, the Company or the Bank as to the terms or interpretation of this Agreement, including this
Section 10, whether instituted by formal legal proceedings or otherwise, including any action that the Executive takes to enforce the terms of this
Section 10 or to defend against any action taken by the Company or the Bank, the Executive shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, provided that the Executive shall obtain a final judgment by a court of competent jurisdiction in favor of the Executive. Such reimbursement shall be paid within 10 days of Executive's furnishing to the Bank written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Executive.

     11. CONFIDENTIALITY. During the period of employment hereunder, the Executive shall not, except as required by any court, supervisory authority or administrative agency, without the written consent of the Company Board or the Bank Board, disclose to any person, other than an employee or director of the Company or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of her duties as an executive of the Company or the Bank, any confidential information obtained by her while in the employ of the Company or the Bank, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive). Following any termination of employment hereunder, the Executive shall not disclose any confidential information of the type described above except as required by any court, supervisory authority or administrative agency.

     12. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company or the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company or the Bank.

     13. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

     14. APPLICABLE LAW. Except to the extent preempted by Federal law, the laws of the State of Delaware shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

     15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     16. WAIVER. The parties hereto acknowledge that this Agreement was prepared pursuant to their mutual request by the law firm of Manatt, Phelps & Phillips, counsel solely to the Company and the Bank. The Executive acknowledges that she is sophisticated in business matters (including, but not limited to, employment agreements) and that she has had the opportunity to seek independent legal advice. The Executive specifically waives any actual or apparent conflict of interest of Manatt, Phelps & Phillips in connection with the preparation and negotiation of this Agreement.


     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.


ATTEST:                                ABIGAIL ADAMS NATIONAL BANCORP,
                                          INC.


/s/ Joyce R. Hertz                         /s/Clarence L. James, Jr.
__________________________             By: ______________________________
         Secretary                           Name:  Clarence L. James, Jr.
                                             Title: Director


ATTEST:                                THE ADAMS NATIONAL BANK


/s/ Joyce R. Hertz                         /s/ Clarence L. James, Jr.
__________________________             By:________________________________
           Secretary                        Name:  Clarence L. James, Jr.
                                            Title: Director


WITNESS:                               EXECUTIVE


/s/ Susan Hager                           /s/ Barbara Davis Blum
__________________________                __________________________________
                                       Barbara Davis Blum